UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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EXXON MOBIL CORPORATION
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Exxon Mobil Corporation	Henry H. Hubble
5959 Las Colinas Boulevard Irving,TX 75039-2298	Vice President, Investor Relations and Secretary

May 19, 2006

Dear Investor:

Last month, you received the notice and proxy statement for ExxonMobil's 2006 annual meeting of shareholders to be held on May 31. In addition to the election of directors and ratification of auditors, there are 13 shareholder proposals on the agenda for this year's meeting. For the reasons given in the proxy statement, our Board recommends a vote FOR all of our director nominees and ratification of our auditors, and recommends a vote AGAINST each of the shareholder proposals.

ExxonMobil's Board and management are disappointed that Institutional Shareholder Services (ISS) has recommended that shareholders withhold votes from four of our director nominees, all of whom are members of our Compensation Committee—James R. Houghton, William R. Howell, Reatha Clark King, and Walter V. Shipley. (ISS recommends a vote FOR the fifth member of the Compensation Committee, Samuel J. Palmisano, who joined the committee in 2006.)

ISS' withhold recommendation confuses (i) the methodology used by the Compensation Committee to determine ExxonMobil's annual bonus pool and individual bonus awards with (ii) the mechanism ExxonMobil uses to deliver annual bonus awards. In fact, we believe the manner in which ExxonMobil delivers annual bonuses should be considered a compensation best practice.

Specifically, ISS' withhold recommendation is premised on their view that earnings bonus units (EBUs) are additive to annual bonuses and therefore should not be included in the formula for determining executive pensions. In fact, EBUs are simply a component of the annual bonus at ExxonMobil. Including the full bonus value in ExxonMobil's pension formula therefore reflects standard practice among corporations that continue to provide defined benefit plans.

As described in our 2006 proxy statement, ExxonMobil determines the size of its bonus pool each year based on factors such as corporate performance and competitive positioning. Within the overall annual bonus pool, the dollar amount of individual bonus awards are then determined based on our rigorous individual performance assessment process. Once each individual's annual bonus amount is determined, half of the bonus is delivered in cash and half is delivered in the form of EBUs.

As described in greater detail on pages 15 and 23 of the proxy statement, EBUs are unique instruments which pay out at face value when ExxonMobil's cumulative earnings per share reach the specified level (or at the lesser accumulated amount if earnings have not reached the full payout amount within a specified time frame, currently three years.)

The effect of EBUs is thus to delay the payout of a portion of an executive's annual bonus based on the continuing earnings performance of the Company. This is not standard practice among other companies, which typically deliver the entire amount of an executive's annual bonus in cash at the time of award, and should be viewed positively as reinforcing the performance basis of ExxonMobil's bonus program. EBUs are also at risk of forfeiture for any executive who leaves the Company or engages in detrimental activity prior to payout, adding an additional "pay for performance" and retention element to the annual bonus program.

ISS characterizes the use of EBUs to determine pension benefits as "double dipping," on the basis that EBUs are already "earned once." Under this analysis, base salary could not be used to determine pension benefits either, since salary also represents compensation "earned once."

May 19, 2006

The Compensation Committee has been very clear in the Company's proxy statement about the underlying rationale and appropriateness of our executive compensation program. Further, the Company has disclosed executive compensation levels and practices in considerable detail in our proxy statements for many years. The nature of EBUs, the fact that EBUs represent a portion of annual bonus, the determination of covered compensation for pension purposes, and even Mr. Raymond's accrued lump sum pension benefit at the time were fully and clearly disclosed in ExxonMobil's 2005 proxy statement without objection from ISS. In fact, none of the Board's director nominees has received less than a 96% favorable vote for many years.

Bonus awards reflect ExxonMobil's record-breaking corporate performance in 2005, as discussed in detail in the summary annual report and financial statements included with the proxy statement. We also note ExxonMobil's governance ranking as determined by ISS and included in their report. The ISS rankings indicate that ExxonMobil's governance practices are superior to 69.7% of the companies in the S&P 500 and 96.5% of the companies ISS considers to be in ExxonMobil's industry. We believe the recommendation to withhold votes for certain of our non-employee directors is inconsistent both with ExxonMobil's recent financial and operating performance and with ISS' own evaluation of ExxonMobil governance practices.

My comments in this letter are subject to the detailed statements of the Compensation Committee in our proxy statement, and I refer you to that document for more information.

We encourage you to exercise independent fiduciary judgment based on the facts outlined in this letter and our proxy statement, not on the basis of ISS' misinterpretation of ExxonMobil's bonus program, and to vote FOR ALL the Board's director nominees, including all current members of the Compensation Committee.

Please call me directly at (972) 444-1538 if you have any questions.

Thank you for your support and your continued interest in ExxonMobil.

Sincerely,